[2023-2025 TSR and Operating Metrics Awards]
Exhibit 10.7
Personal Performance Award Agreement Exhibit
for the
Three Year Performance Period Ending December 31, 2025

Name: /$ParticipantName$/
Initial Target Dollar Value of Award: /$GrantTxt$/
Date of Grant: /$GrantDate$/

As an officer of Avalonbay Communities, Inc., you have been awarded two performance awards with an aggregate total target dollar value as listed above:

Fifty-five percent of such total dollar value is allocated to a performance award that employs total shareholder return metrics. The number of target units for such award and other information about such award is set forth in Exhibit A attached hereto.

Forty-five percent of such total dollar value is allocated to a performance award that employs operating performance metrics. The number of target units for such award and other information about such award is set forth in Exhibit B attached hereto.

In consideration of the receipt of such awards, you acknowledge receipt of, and agree to be bound by, the two award agreements attached hereto and the Award Terms attached hereto in Exhibit C, the Plan, and any exhibits to the Award Terms (all as defined pursuant to the attached exhibits).

                AVALONBAY COMMUNITIES, INC.

Benjamin W. Schall,
Chief Executive Officer and President

                Agreed and Acknowledged:

The recipient of this award shall agree and acknowledge receipt of this award and its terms through acceptance of the award via the grant acceptance functionality at the recipient’s Merrill Lynch Benefits Online account.

[ Exhibit A – TSR Metrics Unit Award 2023-2025]
Personal Performance Award Agreement Exhibit
for
Total Shareholder Return (TSR) Metrics Units
(2023 Award – Maturing December 31, 2025)

Name: /$ParticipantName$/
Date of Grant: /$GrantDate$/
Dollar Value for TSR Units: /$GrantTxt2$/
Valuation per Unit (average closing price of a share of AvalonBay common stock over the 20 trading days immediately prior to the first day of the Performance Period) : /$GrantTxt4$/
Number of TSR Target Units: /$AwardsGranted$/
Performance Period:    January 1, 2023 – December 31, 2025
Threshold/Target/Max Multiplier: 50%/100%/200%

As an officer or associate of AvalonBay Communities, Inc. (“AvalonBay” or the “Company”), you have been awarded Performance-Based Restricted Stock Units (“Units”) that employ total shareholder return (TSR) metrics as outlined below. The award described herein is subject to the “Award Terms of Performance-Based Restricted Stock Units” as most recently approved by the Board of Directors and its Compensation Committee on or before the Date of Grant, a copy of which has been distributed to you with this Award Agreement (the “Award Terms”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Award Terms.

This Personal Performance Award Agreement Exhibit contains specific information about the awards being made this year that employ TSR metrics for the indicated Performance Period as well as information about your specific award.

TSR Performance Metrics:

Your award consists initially of the number of Target Units indicated above but you could earn less or more than that number based on the threshold/target/max multiplier above and the terms described herein. The final number of Units you may earn shall be determined following the completion of the Performance Period based on the Total Shareholder Return of a share of AvalonBay common stock over the Performance Period, expressed as an annualized rate of return (i.e., the rate of return which, when compounded annually over the Performance Period, equals the Total Shareholder Return for the period) (“AVB Annualized Performance”).

You have been awarded /$AwardsGranted$/ of Target Units that employ TSR-based Performance Metrics. The Performance Metrics that will determine the final number of Units you may earn are as follows:

1. Relative Metric against the FTSE NAREIT Apartment Index: Sixty-five percent (65.0%) of the Target Number of TSR Units may be earned based on comparing the AVB Annualized Performance to the annualized total shareholder return of the FTSE NAREIT Equity Apartments Index (Bloomberg ticker: FNAPTTR) (the “Apt Index”) for the Performance Period as follows:

AVB Annualized Performance below (-) or above (+) the Apt Index Return	Percentage of 65.0% Earned
more than -400 basis points below	0%
-400 basis points(threshold*)	50%
0 basis points (target*)	100%
+400 basis points (maximum*)	200%

*For results between threshold and target, or between target and maximum, the percentage of 65.0% of the Target Number of TSR Units earned shall be based on interpolation. In performing

[ Exhibit A – TSR Metrics Unit Award 2023-2025]
this calculation, (i) AVB Annualized Performance shall be determined to the nearest whole basis point, (ii) the Apt Index Return shall be determined to the nearest whole basis point, and the difference shall be determined by subtracting the amount determined in clause (ii) from the amount determined in clause (i).

2. Relative Metric against the FTSE NAREIT Equity REITs Index: Thirty-five percent (35.0%) of the Target Number of TSR Units may be earned based on comparing the AVB Annualized Performance to the annualized total shareholder return of the FTSE NAREIT Equity REITs Index (Bloomberg ticker: FNRETR)1 (the “REIT Equity Index”) for the Performance Period as follows:

AVB Annualized Performance below (-) or above (+) the REIT Equity Index Return	Percentage of 35.0% Earned
more than -600 basis points below	0%
-600 basis points (threshold*)	50%
0 basis points (target*)	100%
+600 basis points (maximum*)	200%

*For results between threshold and target, or between target and maximum, the percentage of 35.0% of the Target Number of Units earned shall be based on interpolation. In performing this calculation, (i) AVB Annualized Performance shall be determined to the nearest whole basis point, (ii) the REIT Equity Index Return shall be determined to the nearest whole basis point, and the difference shall be determined by subtracting the amount determined in clause (ii) from the amount determined in clause (i).

It is noted that each performance metric is independent of the others. For example, if the threshold is not achieved for the Apt Index TSR metric, but target performance is achieved for the REIT Equity Index TSR metric, the number of units earned would equal (35% x 100% x Target Number of Units). Earned Units shall be rounded to the nearest whole value.

Settlement in Unrestricted AvalonBay Common Stock and Payment of Cash Equal to Accrued Dividends Thereon: Following the end of the Performance Period and the effectiveness of the Compensation Committee’s final determination of (i) the Company’s Total Shareholder Return for the Performance Period and how it compared to the TSR Performance Metrics and goals set forth in this award, and (ii) the number of Units earned by you on account thereof, the earned portion of this Award (i.e., the earned Units) shall be settled with the issuance to you of unrestricted shares of AvalonBay Common Stock effective March 1 of the year following the end of the Performance Period or, if not a business day, the next business day. I.e., for a Performance Period ending December 31, 20XX, your shares of unrestricted stock will be issued March 1, 20XX+1. On or about the time of the issuance of such shares of unrestricted stock to you (but in no event later than March 15 of such year), the Company will pay to you, as additional compensation and subject to tax withholding, cash equal in amount to the dividends that would have been payable on such number of shares for dividend record dates that occurred from the Date of Grant of this award through its settlement date following the end of the Performance Period (for clarification, this is usually 12 dividend record dates if the Date of Grant is in February of the first year of the Performance Period), without any supplement thereto in the nature of interest or compounding thereon.

Forfeiture of Units; Sale Event: As provided in the Award Terms, no Units may be earned if your employment (or other business relationship) terminates for any reason prior to the completion of the first year of the Performance Period. Thereafter, you may vest in a portion of the award, to be earned and settled in unrestricted shares of AvalonBay common stock and a cash payment equal in amount to the accrued dividends thereon as described above, if your employment (or other business relationship)
1 Note: The FTSE NAREIT Equity REITs index (FNRETR) is described by FTSE as spanning the commercial real estate space across the U.S. economy and contains all equity REITs not designated as timber REITs or infrastructure REITs.

[ Exhibit A – TSR Metrics Unit Award 2023-2025]
terminates due to death, Disability, Retirement, or termination without Cause. The Award terms describe special rules that apply in the event of a Sale Event.

[End of Text]

[ Exhibit B – Operating Metrics Unit Award 2023-2025]
Personal Performance Award Agreement Exhibit
For
Operating Metrics
(2023 Award – Maturing December 31, 2025)

Name: /$ParticipantName$/
Date of Grant: /$GrantDate$/
Dollar Value for Operating Metrics Units: /$GrantTxt3$/
Valuation per Unit (average closing price of a share of AvalonBay common stock over the 20 trading days immediately prior to the first day of the Performance Period)): /$GrantTxt4$/
Number of Operating Metrics Target Units: /$GrantTxt6$/
Performance Period:    January 1, 2023 – December 31, 2025
Threshold/Target/Max Multiplier: 50%/100%/200%

As an officer or associate of AvalonBay Communities, Inc. (“AvalonBay” or the “Company”), you have been awarded Performance-Based Restricted Stock Units (“Units”) that employ operating performance metrics as outlined below. The award described herein is subject to the “Award Terms of Performance-Based Restricted Stock Units” as most recently approved by the Board of Directors and its Compensation Committee on or before the Date of Grant, a copy of which has been distributed to you with this Award Agreement (the “Award Terms”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Award Terms.

This Personal Performance Award Agreement Exhibit contains specific information about the awards being made this year that employ operating performance metrics for the indicated Performance Period as well as information about your specific award.

Operating Performance Metrics:

Your award consists initially of the number of Target Units indicated above but you could earn less or more than that number based on the threshold/target/max multiplier above and the terms described herein. The final number of Units you may earn shall be determined following the completion of the Performance Period based on AvalonBay’s performance on three operating performance metrics measured over the Performance Period.

You have been awarded /$GrantTxt6$/ of Target Units that employ operating performance metrics. The Performance Metrics that will determine the final number of Units you may earn are as follows:

1. Core Funds from Operations (“Core FFO”) per share growth, measured over the Performance Period and expressed as a compound annual growth rate, as compared against the Peer Group Weighted Average. Fifty percent (50.0%) of the Target Number of Operating Metric Units may be earned based on comparing AvalonBay’s Core FFO2 growth as compared to the Peer Group Weighted Average3:

2 The determination of Core FFO and Core FFO per share growth rates for AvalonBay and the Peer Group shall be approved by the Compensation Committee taking into account published Core FFO/share amounts and adjustments deemed appropriate to derive comparable results between the Core FFO and Core FFO per share growth of the Company and its peers, which may include adjustments deemed appropriate in the event of special dividends and distributions to shareholders as a result, for example, of portfolio sales. Core FFO may be calculated (before such adjustments, if any) as presented in the Company’s earnings releases or as presented in third party published reports.
3 The “Peer Group” consists of the following companies, identified by their stock symbols AIRC, CPT, EQR, ESS, MAA, and UDR. The peer group may be adjusted (including for an interim period during a performance period) as the Compensation Committee of the Board of Directors reasonably deems necessary to take into account unanticipated events (whether announced or occurring before or after the date of this award), such as mergers, acquisitions, corporate reorganizations or splits, going private activity, and/or the resulting effects of any such event.

[ Exhibit B – Operating Metrics Unit Award 2023-2025]

AVB Performance Period Core FFO/share growth below (-) or above (+) the Peer Group Core FFO/share growth	Percentage of 50.0% Earned
more than -400 basis points below	0%
-400 basis points (threshold*)	50%
0 basis points (target*)	100%
+400 basis points (maximum*)	200%

*For results between threshold and target, or between target and maximum, the percentage of 50.0% of the Target Number of Operating Metric Units earned shall be based on interpolation. In performing this calculation, (i) AVB Performance Period Core FFO/share growth shall be determined to the nearest whole basis point, (ii) the Peer Group Core FFO/share growth shall be determined to the nearest whole basis point (using each individual peer company Core FFO/share growth unrounded in determining the average, which is then rounded), and the difference shall be determined by subtracting the amount determined in clause (ii) from the amount determined in clause (i).

2. Net Debt (i.e., outstanding indebtedness less cash on the balance sheet) divided by Core Earnings before Interest, Depreciation and Amortization (EBITDA), measured at the end of each quarter during the Performance Period and averaged, as compared against the Peer Group Weighted Average of the same calculation over the performance period. Fifty percent (50.0%) of the Target Number of Operating Metric Units may be earned based on comparing AvalonBay’s Net Debt/EBITDA4 during the performance period as compared to the Peer Group Weighted Average:

AVB Performance Period Net Debt/Core EBITDA more than or less than the Peer Group average	Percentage of 50.0% Earned
(AVB Net Debt/Core EBITDA calculation minus Peer Group calculation) is more than 1.50	0%
(AVB Net Debt/Core EBITDA calculation minus Peer Group calculation) equals 1.50 (threshold*)	50%
(AVB Net Debt/Core EBITDA calculation minus Peer Group calculation) equals 0 (target*)	100%
(AVB Net Debt/Core EBITDA calculation minus Peer Group calculation) is -1.50 (negative 1.5) or less (i.e., a larger negative number) (maximum*)	200%

*For results between threshold and target, or between target and maximum, the percentage of 50.0% of the Target Number of Operating Metric Units earned shall be based on interpolation. In performing this calculation, (i) AVB Performance Period Net Debt/Core EBITDA shall be determined to the nearest second decimal point (i.e., 1/100th), (ii) the Peer Group average shall be determined to the nearest second decimal point (using each individual peer company Net Debt/Core EBITDA growth unrounded in determining the average, which is then rounded), and the difference shall be determined by subtracting the amount determined in clause (ii) from the amount determined in clause (i).

4 The determination of Net Debt/Core EBITDA for AvalonBay and the Peer Group shall be approved by the Compensation Committee taking into account published debt, cash and equivalents, and Core EBITDA amounts and adjustments thereto deemed appropriate to derive comparable results between the Net Debt/Core EBITDA of the Company and its peers.

[ Exhibit B – Operating Metrics Unit Award 2023-2025]

It is noted that each performance metric is independent of the others. For example, if threshold performance is not achieved for the Core FFO metric but target performance is achieved for the Net Debt/Core EBITDA metric, the number of units earned would equal (50% x 100% x Target Number of Operating Units). Earned Units shall be rounded to the nearest whole value. References herein to the Peer Group Weighted Average mean an average of the results of each member of the Peer Group where the performance of each member is weighted in accordance with the equity market capitalization of such member at the beginning of the performance period. To determine the equity market capitalization of each member of the Peer Group as of the beginning of the performance period, (i) the simple average of the closing common stock price of the member over the 20 trading days immediately prior to the first day of the Performance Period shall be multiplied by (ii) the sum of the following as reported by the member as outstanding on the day immediately prior to the first day of the Performance Period (i.e., December 31, 20XX for a performance period beginning on January 1, 20XX+1): (x) the shares of common stock of such member outstanding on such day, and (y) the number of “OP (operating partnership) units” and “DownREIT units” (and other units of interest that are convertible into shares of common stock or a cash amount based on the trading value of common stock) outstanding as of such day and held by third parties other than the member’s publicly traded real estate investment trust. The Compensation Committee may use its discretion to adjust the Peer Group Weighted Average to take into account unanticipated events (whether announced or occurring before or after the date of this award), such as mergers, acquisitions, corporate reorganizations, splits, going private activity, and special dividends and distributions to shareholders as a result, for example, of portfolio sales, which in each case reasonably require, in the Compensation Committee’s determination, an adjustment to the equity market capitalization used for such member to more accurately reflect its equity market capitalization compared to other peers over the performance period.5

Settlement in Unrestricted AvalonBay Common Stock and Payment of Cash Equal to Accrued Dividends Thereon: Following the end of the Performance Period and the effectiveness of the Compensation Committee’s final determination of (i) the Company’s performance for the Performance Period and how it compared to the Operating Performance Metrics and goals set forth in this award, and (ii) the number of Units earned by you on account thereof, the earned portion of this Award (i.e., the earned Units) shall be settled with the issuance to you of unrestricted shares of AvalonBay Common Stock effective March 1 of the year following the end of the Performance Period or, if not a business day, the next business day. I.e., for a Performance Period ending December 31, 20XX, your shares of unrestricted stock will be issued March 1, 20XX+1. On or about the time of the issuance of such shares of unrestricted stock to you (but in no event later than March 15 of such year), the Company will pay to you, as additional compensation and subject to tax withholding, cash equal in amount to the dividends that would have been payable on such number of shares for dividend record dates that occurred from the Date of Grant of this award through its settlement date following the end of the Performance Period (for clarification, this is usually 12 dividend record dates if the Date of Grant is in February of the first year of the Performance Period), without any supplement thereto in the nature of interest or compounding thereon.

Forfeiture of Units; Sale Event: As provided in the Award Terms, no Units may be earned if your employment (or other business relationship) terminates for any reason prior to the completion of the first year of the Performance Period. Thereafter, you may vest in a portion of the award, to be earned and settled in unrestricted shares of AvalonBay common stock and a cash payment equal in amount to the accrued dividends thereon as described above, if your employment (or other business relationship) terminates due to death, Disability, Retirement, or termination without Cause. The Award terms describe special rules that apply in the event of a Sale Event.

[End of Text]

_______________________________
5 Note: For awards made prior to 2022, a simple average of the Peer Group, rather than the weighted average, applies.

[ Exhibit C – Award Terms Distributed with 2023-2025 Performance Award]
AWARD TERMS OF
PERFORMANCE-BASED RESTRICTED STOCK UNITS

GRANTED UNDER THE
AVALONBAY COMMUNITIES, INC.
SECOND AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN

(As most recently approved by the Board of Directors and its Compensation Committee on or before the Date of Grant)

Introduction    You have been granted performance-based restricted stock units under the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan (as the same has or may be amended, the “Plan”), subject to the following Award Terms. This grant is also subject to the terms of (i) your Personal Performance Award Agreement Exhibit(s) (“Personal Exhibit”), as further explained herein, and (ii) the Plan, which is hereby incorporated by reference. To the extent that an Award Term conflicts with the Plan, the Plan shall govern.

Type of Award    You are being awarded performance-based restricted stock units (the “Units”). Units are bookkeeping entries only, and you shall have no rights as a stockholder of the Company, and no dividend and voting rights, with respect to the Units, nor shall a notional amount be reinvested in respect of “phantom dividends” for the purpose of crediting your account with additional Units.

Certain Principal
Terms    Your Personal Exhibit sets forth certain principal terms about the Units awarded for the applicable Performance Period, such as the performance metrics which will apply to determine the final number of Units earned. The terms included in your Personal Exhibit include the following:

•Date of Grant
•Number of Target Units Awarded
•Performance Period
•Total Shareholder Return and/or Operating Performance Metrics

No Transfers    You may not sell, gift, or otherwise transfer or dispose of any of the Units.

Performance Metrics     If you remain an active employee of AvalonBay from the Date of Grant through the last day of the Performance Period, then the number of Units you will earn at the end of the Performance Period will be based upon the performance of (i) the Company’s Total Shareholder Return, and/or (ii) the Company’s performance as measured against certain metrics of operating performance, in each case over the Performance Period and as described in your Personal Exhibit.

    The Company’s Total Shareholder Return represents the change in the value of an investment in one share of AvalonBay common stock over the Performance Period, expressed as a percentage, assuming the following:

[ Exhibit C – Award Terms Distributed with 2023-2025 Performance Award]
Beginning Stock Price: average closing price of a share of AvalonBay common stock over the 20 trading days immediately prior to the first day of the Performance Period.

Ending Stock Price: average closing price of a share of AvalonBay common stock over the last 20 trading days of the Performance Period.

Dividends reinvested in additional shares of AvalonBay common stock on the ex dividend date for such dividend at the closing price of a share of AvalonBay common stock.

    If the Company’s Total Shareholder Return is measured on a relative basis against an index, the Total Shareholder Return of the index will be measured by using a 20 trading day average of the beginning and ending price or level of the index.

    The Compensation Committee of the Board of Directors (the “Compensation Committee”), as promptly as practicable (but in no event later than 60 days) following the conclusion of the Performance Period, shall determine (i) the performance of the Company’s Total Shareholder Return over the Performance Period as compared against the Performance Metrics established for the period and/or the achievement of other operating metrics by the Company, and (ii) the actual number of Units that are earned by you, which shall be a percentage (from zero to 200%) of the Target Units you are awarded at the beginning of the Performance Period. You shall forfeit any portion of this Award that is not earned upon the conclusion of the Performance Period (i.e., any Target Units you are awarded that are in excess of the number of Units earned at the end of the Performance Period, as determined by the Compensation Committee, shall be forfeited).

Forfeiture for
Termination of
Employment During
First Year of
Measurement Period;
Vesting Provisions
After
First Year    In the event your employment (or other business relationship) terminates for any reason before the completion of the first year of a Performance Period (i.e., for a Performance Period beginning on January 1, 20xx, if your last day of employment or other business relationship is before December 31, 20xx), whether with or without Cause, or by reason of death or Disability or your voluntary departure or Retirement, you shall forfeit all Units and none of the Units shall be earned.

    In the event your employment (or other business relationship) terminates on or after the completion of the first year of a performance period (i.e, on or after December 31, 20xx for a Performance Period beginning on January 1, 20xx)5, then the following shall apply:
5 If your employment with the Company began after the first day of the performance period, this provision will only apply if, on the date of termination, you have been employed with the Company for at least one year.

[ Exhibit C – Award Terms Distributed with 2023-2025 Performance Award]

(A) In the event your employment (or other business relationship) terminates on account of any of the following (each, a “Qualifying Termination”):

•death,
•Disability (as defined in the Company’s standard form of Restricted Stock Agreement as in effect on March 1 of the first year of the Performance Period and thereafter, if applicable, subsequently amended (the “Restricted Stock Agreement Form” or, if not defined therein, as defined in the Plan)),
•Retirement (as defined in the Restricted Stock Agreement Form or, if not defined therein, as defined in the Plan), or
•termination without Cause (as defined in the Restricted Stock Agreement Form or, if not defined therein, as defined in the Plan),

then you shall vest in a percentage of the Performance Award (carried out to the nearest hundredth percentage point), such percentage (the “Percentage”) equaling the number of days of employment served during the Performance Period divided by the total number of days in the Performance Period. Thereafter, when the Performance Period ends, you shall earn the Percentage of the Units that otherwise would have been earned by you had your employment or other business relationship continued through to the end of the Performance Period, and such pro rated number of earned Units shall be settled in unrestricted shares of AvalonBay Common Stock and a cash payment on account of cumulative dividends as described in the related Performance Award Agreement. The Company may require, as a condition to your retaining an interest in the Performance Award following a termination of employment or other business relationship, that you sign and deliver, and do not revoke, a Separation Agreement (as defined in the Restricted Stock Agreement Form (but with a 24 month employee non-solicitation provision instead of a 12 month employee non-solicitation provision) or, if not defined therein, as defined in the Plan) within 30 days of the termination of your employment. For example, with respect to a Performance Award with 1000 target Units, if

(i)your employment (or other business relationship) terminates in a Qualifying Termination after the completion of one year of service during the Performance Period and you sign a Separation Agreement as described above,
(ii)you served for 45% of the Performance Period, and

(iii)it is determined that 150% of target is achieved for that award,

[ Exhibit C – Award Terms Distributed with 2023-2025 Performance Award]
then after the Performance Period is completed you would receive 675 fully vested and unrestricted shares of Company common stock (1000 target Units x 150% achievement x 45% vesting = 675) and a cash payment (subject to tax withholding) on account of the dividends earned on such number of shares during the Performance Period.

(B)In the event your employment (or other business relationship) terminates on account of any reason other than those listed in (A) immediately above (and thus including a termination with Cause or a resignation by you that is not by reason of Retirement), then you shall forfeit all Units and none of the Units shall be earned.
For purposes hereof, a business relationship shall include (i) serving on the Company’s Board of Directors, which service preceded or began immediately following a termination of employment, or (ii) a consulting arrangement between you and the Company that immediately follows termination of employment or termination from the Board of Directors, but only if so stated in a written consulting or other agreement executed by the Company and you, and in such case as described in the preceding clauses (i) or (ii) you shall not be considered to have suffered a termination of employment or other business relationship until the termination of such service on the Board of Directors and/or consulting arrangement.

Leaves of
Absence    In the event that you take a leave of absence during the Performance Period, then, unless prohibited by law, the Company may adjust, in its sole discretion and up to a full forfeiture, the percentage of Units that are earned hereunder to equitably reflect (in the sole discretion of the Company) such absence. Without limiting the foregoing, it is noted that such adjustment may be made, in the sole discretion of the Company, by prorating the number of Units that would otherwise be earned without a leave of absence by:

(i)the portion of the year worked without a leave of absence during the last year of the Performance Period (e.g., if nine months are worked during the last year of the Performance Period, there may be a 25% downward adjustment in the percentage of Units that are earned (3 months absence divided by 12 months in the last year of the performance period), or
(ii)the portion of the Performance Period worked without a leave of absence (e.g., if three months are missed due to a leave of absence during a 36 month Performance Period there may be an 8.33% downward adjustment in the percentage of Units that are earned (3 months absence divided by 36 months in the Performance Period)).

Sale Event    If a Sale Event occurs during the Performance Period, then all outstanding Performance Awards shall vest at their target value (i.e., target number of units) and one unrestricted share of AvalonBay Common Stock shall be issued to you as of the date of the Sale Event for each Unit so earned, and the Company shall

[ Exhibit C – Award Terms Distributed with 2023-2025 Performance Award]
promptly pay to you, subject to tax withholding, an amount of cash equal to the dividends that would have been payble on such number of shares during the Performance Period up until the date of the Sale Event based on New York Stock Exchange ex-dividend dates (and not dividend payment dates) that occurred during the Performance Period, without any supplement thereto in the nature of interest or compounding thereon.
.
(It is noted that in the event that you acquired a vested interest in a Performance Award on account of a Qualifying Termination, and thereafter a Sale Event is completed, then only the percentage of the award that vested upon the Qualifying Termination shall convert at target into shares of unrestricted stock, and the cash payment related to dividend accrual shall be based on such number).

Notices    Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to you shall be addressed to you at your address as set forth in the Company’s records. Either party may hereafter designate a different address for notices to be given to it or him or her.

Titles    Titles and captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Plan or as the context otherwise reasonably indicates.

Amendment     This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

Governing Law    The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

Data Privacy Consent    In order to administer the Plan and this Award Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award Agreement (the “Relevant Information”). By entering into this Award Agreement, you (i) authorize the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waive any privacy rights you may have with respect to the Relevant Information; (iii) authorize the Relevant Companies to store and transmit such information in electronic form; and (iv) authorize the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. You shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

[ Exhibit C – Award Terms Distributed with 2023-2025 Performance Award]
Electronic Delivery    The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. By electronically accepting the Award Agreement and participating in the Plan, you agree to be bound by the terms and conditions in the Plan and this Award Agreement.

Non-Solicitation    By accepting an award of Units, you agree that, for a period of at least twenty-four (24) months following your termination of employment with the Company for any reason, you will not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any other person, firm or entity any employee of the Company or any of its affiliates or any other person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or such affiliates.

Recoupment Policy    The Company’s Board of Directors has adopted a Policy for Recoupment of Incentive Compensation (the “Recoupment Policy”), which may be amended from time to time and is available on the Company’s website at www.AvalonBay.com/investors under “Corporate Governance Documents”. By accepting an award of Units, you agree that you have had an opportunity to review the Recoupment Policy and further agree to be bound by the terms of the Recoupment Policy, including without limitation all provisions relating to the recoupment of Incentive Compensation as defined in the Recoupment Policy.

Tax Withholding    The Company's obligation (i) to issue or deliver to you any certificate or certificates for unrestricted shares of AvalonBay Common Stock (“Stock”) in settlement of earned Units or (ii) to pay to you any dividends or make any distributions with respect to the shares of Stock issued in settlement of earned Units, is in each case expressly conditioned on the Company's satisfaction of its obligation, if any, to withhold taxes. You shall, not later than the date as of which the receipt of shares of Stock in settlement of earned Units becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall satisfy any required minimum tax withholding obligation with respect to shares of Stock (or such greater tax withholding as the Administrator may approve) by withholding, from shares of Stock to be issued or released by the transfer agent in connection with the settlement of Units, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due (with the resulting number being rounded up to the nearest whole share of Stock). In addition, by acceptance of this Award, you agrees that for all outstanding Awards not yet vested under the Plan, the Company shall satisfy any required minimum tax withholding obligation with respect to shares of Stock (or such greater tax withholding as the Administrator may approve) by withholding from shares of Stock to be issued under such awards a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum tax

[ Exhibit C – Award Terms Distributed with 2023-2025 Performance Award]
withholding amount due (with the resulting number being rounded up to the nearest whole share of Stock).

Amendment of Prior
Outstanding Award
Terms; Acknowledgment
and Acceptance
of Award.     You agree that, to the extent the terms in these Award Terms (including any terms relating to accelerated vesting and conditions thereto, but in no event including (i) the number of units, (ii) the vesting schedule or calendar of vesting dates of units (or shares upon settlement of units or a cash payment equal to accrued dividends thereon), or (iii) the metrics or calculations for determining performance achievement) conflict with the Award Terms in any previously awarded and agreed to performance award agreement that is still outstanding (i.e., unforfeited and the performance period not yet complete), the provisions in these Award Terms shall apply. You also acknowledge that you may be required to evidence your acknowledgement of this award and agreement to the terms hereof by accepting this award in the Company’s stock plan administrator’s system, which acceptance may be required within a certain number of days from the grant date hereof in accordance with instructions and/or announcements provided by the Company to you and failing to accept this award within the Company’s stock plan administrator’s system within such number of days may constitute grounds for forfeiture of this award in the Company’s sole and absolute discretion.

Counterparts    This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.